ProLink Network, Fox’s National Advertising Partners Expand Agreement for Sales of Integrated Marketing Programs

(CHANDLER, Ariz.) - Nov. 13 ProLink Solutions -- a wholly-owned subsidiary of ProLink Holdings Corp. (OTC BB: PLKH.OB) and the world's leading provider of Global Positioning Satellite ("GPS") golf course management systems and digital out-of-home on-course advertising - today announced an expanded nationwide sales agreement with National Advertising Partners (“NAP”), the Fox-owned sales unit that represents sports networks across the country.

Under the non-exclusive agreement, NAP will sell national advertising on the ProLink Network of GPS screens, which annually reaches more than 13 million golfers at approximately 400 courses. NAP will gain access to the ProLink Network’s inventory of quarter- and full-screen ads, as well as specific sales opportunities, while creating programs integrating digital out-of-home, television, Internet and other advertising vehicles.

In September, the parties announced an initial partnership centered on a potential television program highlighting America’s great public golf courses that use ProLink’s GPS system. NAP plans to arrange in-show sponsorships and placement of all ad inventories on the series, which is tentatively scheduled to air on Fox’s regional sports networks nationwide beginning in the late first quarter or early second quarter of 2009. Advertisers will receive television time, space on the ProLink Network, and Internet and print marketing support targeting the golf community, as well as extensive product placement in the show.

“The expanded partnership with ProLink will allow us to take full advantage of the synergies that exist across our media platforms,” said Kyle Sherman, executive vice president, ad sales, Fox Sports Net. “By bundling a variety of media into an integrated package, we offer advertisers a highly targeted means of reaching a coveted consumer audience, delivering a powerful impact and outstanding return on investment.”

“The growing collaboration with NAP further enhances the ProLink Network’s potency as an advertising vehicle,” said Lawrence D. Bain, CEO of ProLink Solutions. “Major national sales groups recognize ProLink’s unique ability to engage an affluent demographic and produce impressive results for advertisers. We’re excited to expand our partnership with NAP and look forward to providing innovative, integrated marketing solutions.”

About ProLink

ProLink Solutions, a subsidiary of ProLink Holdings Corp., is the world's leading provider of GPS golf course management systems and revenue-generating on-course advertising. ProLink Solutions' core philosophy is to be a "Trusted Partner" to its golf-course customers. From enhancing golfers' overall experience and improving pace-of-play, to increasing current revenue streams and creating new profit centers for golf courses, ProLink Solutions' products and services have captured markets both nationally and globally.

About NAP

National Advertising Partners (NAP) is the Fox-owned sales unit that represents 35 regional sports networks across the country, including 16 Fox owned-and-operated networks, as well as nearly two dozen others, such as Comcast SportsNet, NESN, YES, Liberty Sports, and MSG. NAP’s current client roster features more than 1,000 active advertisers.

Safe Harbor

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about ProLink Holdings Corp. (ProLink). Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of ProLink's management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements which are set forth in greater detail in the Company's filings with the Securities and Exchange Commission from time to time. The information set forth herein should be read in light of such risks. ProLink does not assume any obligation to update the information contained in this press release.

For more information about ProLink, visit http://www.goprolink.com/, call 480.753.2325 or email info@goprolink.com.

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CONTACT:
Buffalo Communications
Rich Katz
703.891.3319
rkatz@billycaspergolf.com
Daniel Mitchell
253.312.4536
dmitchell@billycaspergolf.com

Investor Relations Contact:
CEOcast, Inc.
Gary Nash
212.732.4300
gnash@ceocast.com